UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 2, 2015

Date of Report (Date of earliest event reported)

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(Address of principal executive offices)

+31 (0)20 693 8597

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information under Item 5.02 below regarding the Separation Agreement is incorporated by reference herein.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2015, John W. Sinders, Executive Vice President, Administration of Frank’s International N.V. (the “Company”) notified the Company of his election to leave the Company effective December 31, 2015 (the “Termination Date”). Mr. Sinders will continue to serve in his current role until the Termination Date. Mr. Sinders is not departing from the Company due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices. In connection with his departure, Mr. Sinders entered into a separation agreement (the “Separation Agreement”) with the Company, pursuant to which Mr. Sinders will: (1) continue to receive his current annual base salary and other current benefits until the Termination Date; (2) be entitled to continued vesting of his unvested restricted stock units previously awarded in February 2015; (3) receive reimbursement of up to eighteen (18) months following the Termination Date for 100% of the monthly premium costs of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (4) be entitled to the short term incentive payment for 2015 pursuant to specific formulas based on Company performance and subject to individual performance. Mr. Sinders will continue in a part time consultative capacity for the twelve (12) months following his Termination Date.

The foregoing description of the Separation Agreement is qualified by reference to the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frank’s International N.V.

Date: November 6, 2015	By:	/s/ Alejandro Cestero
Name: Alejandro Cestero
Senior Vice President, General Counsel and Secretary